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News Release -- January 12, 2001
Email: info@smartire.com
Contact: Charlene Krepiakevich
Tel. 1-604-276-9884 / 800-982-2001

              SMARTIRE PREPARES TO ENTER COMMERCIAL VEHICLE MARKET

RICHMOND, BRITISH COLUMBIA, CANADA -- JANUARY 12, 2001 - SmarTire Systems Inc. (NASDAQ:SMTR) announces that it has entered into an Assignment and Amendment Agreement with its strategic partner, TRW Inc., that transfers to SmarTire the exclusive license to manufacture and sell tire monitoring systems to the original equipment manufacturers of most medium and heavy duty trucks. As primary consideration for this transaction, TRW receives 450,000 shares of SmarTire common stock to add to its existing portfolio.

The Agreement paves the way for SmarTire to enter the commercial vehicle market in 2001 on both the original equipment and aftermarket levels.

Under the SmarTire / TRW alliance established in April 1998, SmarTire granted TRW an exclusive license to use SmarTire technology in tire monitoring systems for passenger cars and light, medium and heavy duty trucks sold to original equipment manufacturers. In response to escalating demand for tire monitoring systems by original equipment manufacturers resulting from recently approved U.S. legislation (the TREAD Act) requiring new motor vehicles to be equipped with a system that warns drivers of significantly under-inflated tires starting in late 2003, TRW will be concentrating its efforts primarily on the passenger car and light truck markets.

In addition to servicing the needs of the North American and European passenger car and light truck aftermarkets, SmarTire is taking strategic steps to expand its product development and marketing activities to include the commercial vehicle market involving both original equipment manufacturers and aftermarket customers.

"This licensing arrangement with TRW is of primary importance to SmarTire," reported Robert Rudman, SmarTire's President and C.E.O. "It provides us with direct and vital access to the manufacturers of commercial vehicles. Our management has consistently stated that commercial vehicles will represent SmarTire's primary market and now with technically advanced products, unprecedented demand for tire monitoring, plus expanded access to the trucking industry, our product development and marketing programs are shifting to this lucrative market opportunity."

Ronald Muckley, Vice President and General Manager, Safety & Security Systems, TRW Automotive Electronics, added, "TRW's resulting increased equity position in SmarTire reflects our confidence in our strategic alliance and in our advanced tire monitoring technology and products. The concern generated by recent reports highlighting the hazards of improper tire inflation and the demand created by the new U.S. legislation will result in significant market opportunities for both companies."

SmarTire develops and markets the world's most technically advanced tire monitoring systems for all sectors of the automotive and transportation industries. Through a strategic alliance, SmarTire and TRW Inc. are committed to providing superior tire monitoring systems for both aftermarket and original equipment applications. Additional information is available at www.smartire.com


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TRW Automotive Electronics, based in Farmington Hills, Michigan, USA, is a leading producer of safety and security systems, body control systems, chassis and powertrain controls, and engineered fasteners for the global automotive market. It is a unit of TRW Inc. (NYSE: TRW), which provides advanced technology products and services for the global automotive, aerospace and information systems markets. TRW, headquartered in Cleveland, Ohio, USA, is one of the largest independent automotive suppliers in the world. For more information on TRW, visit the company's web site at www.trw.com.


"KEVIN A. CARLSON"

Kevin A. Carlson, C.A.
Chief Financial Officer and Managing Director

Except for this historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.


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